                                                                     EXHIBIT 2.1




                           STOCK EXCHANGE AGREEMENT


                           DATED AS OF JULY 18, 1996

                                     AMONG

                           FIRST COMMONWEALTH, INC.,

                        SMILEAGE DENTAL SERVICES, INC.,

              THE STOCKHOLDERS OF SMILEAGE DENTAL SERVICES, INC.
                     LISTED ON THE SIGNATURE PAGES HERETO

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

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                   ARTICLE I
                                  DEFINITIONS

1.1  Definitions.............................................................. 1

                                  ARTICLE II
                      EXCHANGE OF SHARES; PURCHASE PRICE

2.1  Exchange of Shares....................................................... 9
2.2  Purchase Price........................................................... 9
2.3  Fractional Shares........................................................ 9
2.4  Changes in Buyer Common Stock............................................ 9
2.5  Conversion of Option..................................................... 9

                                  ARTICLE III
                                    CLOSING

3.1  Closing Date............................................................ 10
3.2  Buyer's Deliveries...................................................... 10
3.3  The Company's Deliveries................................................ 10
3.4  Stockholders' Deliveries................................................ 11

                                ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                             AND THE STOCKHOLDERS
                             --------------------

4.1  Organization and Capital Structure...................................... 12
4.2  Subsidiaries and Investments............................................ 13
4.3  Authority............................................................... 13
4.4  Financial Statements.................................................... 15
4.5  Operations in Recent Periods............................................ 16
4.6  No Undisclosed Liabilities.............................................. 18
4.7  Taxes................................................................... 18
4.8  Availability of Assets.................................................. 19
4.9  Governmental Permits.................................................... 19
4.10 Real Property........................................................... 20
4.11 Real Property Leases.................................................... 20
4.12 Personal Property....................................................... 20
4.13 Personal Property Leases................................................ 20
4.14 Intellectual Property Software.......................................... 21
4.15 Accounts Receivable..................................................... 21
4.16 Title to Property....................................................... 21
4.17 Employee Relations...................................................... 21
4.18 Employee Benefit Plans.................................................. 22
4.19 Contracts............................................................... 26
4.20 Status of Contracts..................................................... 27
4.21 No Violation, Litigation or Regulatory Action........................... 28
4.22 Environmental Matters................................................... 28
4.23 Insurance............................................................... 29

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                                                                            Page
                                                                            ----

4.24  No Finder.......................................................        30
4.25  Budgets.........................................................        30
4.26  Disclosure......................................................        30
4.27  Reorganization..................................................        30
4.28  Buyer Common Stock..............................................        31


                                  ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------


5.1   Organization....................................................        32
5.2   Authority.......................................................        32
5.3   No Finder.......................................................        33
5.4   Buyer SEC Documents.............................................        34


                                  ARTICLE VI
                       ACTION PRIOR TO THE CLOSING DATE
                       --------------------------------


6.1   Investigation of the Company....................................        34
6.2   Preserve Accuracy of Representations and
      Warranties......................................................        34
6.3   Consents of Third Parties; Governmental Approvals...............        35
6.4   Conduct of Business by the Company Pending the
      Transaction.....................................................        35
6.5   Notification of Certain Matters.................................        38
6.6   Mutual Cooperation; Reasonable Best Efforts.....................        38
6.7   No Solicitation.................................................        38
6.8   Subsequent Financial Statements.................................        39
6.9   Wisconsin OCI Filing............................................        39
6.10  Adjustment Procedures for 1996 Annualized Management
      Fee Revenue.....................................................        39
6.11  Financial Reports...............................................        40


                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS
                             ---------------------


7.1   Assumption Reinsurance Agreement................................        40
7.2   Covenant Not To Compete.........................................        40
7.3   Solicitation and Purchase of Buyer Common Stock.................        42


                                 ARTICLE VIII
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                 --------------------------------------------


8.1   No Misrepresentation or Breach of Covenants and
      Warranties......................................................        42
8.2   No Changes or Destruction of Property...........................        42
8.3   No Restraint or Litigation......................................        42
8.4   Necessary Governmental Approvals................................        43
8.5   Necessary Consents..............................................        43
8.6   Assumption Reinsurance Agreement................................        43
8.7   SDC Provider Agreement..........................................        43
8.8   Termination of Agreements.......................................        43

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                                                                            Page
                                                                            ----

8.9   Determination of 1996 Annualized Management Fee
      Revenue............................................................     43
8.10  Payment of Granbow Settlement......................................     43
8.11  Deike Option.......................................................     43


                                 ARTICLE IX
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF THE COMPANY AND THE STOCKHOLDERS
                      -----------------------------------


9.1   No Misrepresentation or Breach of Covenants and
      Warranties.........................................................     44
9.2   No Restraint or Litigation.........................................     44
9.3   Necessary Governmental Approvals...................................     44
9.4   Determination of 1996 Annualized Management Fee
      Revenue............................................................     44


                                   ARTICLE X
                                INDEMNIFICATION
                                ---------------


10.1  Indemnification by the Stockholders................................     44
10.2  Notice and Determination of Claims.................................     46
10.3  Third Person Claims................................................     46


                                  ARTICLE XI
                                     TAXES
                                     -----


11.1  Liability for Taxes................................................     47
11.2  Filing of Tax Returns..............................................     48
11.3  Contest Provisions.................................................     49
11.4  Assistance and Cooperation.........................................     50
11.5  After-Tax Basis; Adjustment to Purchase Price......................     50
11.6  Survival of Obligations............................................     50
11.7  Relationship of Indemnities........................................     50


                                  ARTICLE XII
                                  TERMINATION
                                  -----------

12.1  Termination Rights.................................................     51
12.2  Notice of Termination..............................................     51
12.3  Effect of Termination..............................................     52


                                 ARTICLE XIII
                              GENERAL PROVISIONS
                              ------------------


13.1  Survival of Obligations............................................     52
13.2  Confidential Nature of Information.................................     52
13.3  No Public Announcement.............................................     53
13.4  Notices............................................................     53
13.5  Successors and Assigns.............................................     54
13.6  Access to Records After Closing Date...............................     55
13.7  Entire Agreement; Amendments.......................................     55

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                                                                            Page
                                                                            ----

13.8   Interpretation....................................................     55
13.9   Waivers...........................................................     55
13.10  Fees and Expenses.................................................     56
13.11  Partial Invalidity................................................     56
13.12  Execution in Counterparts.........................................     56
13.13  Further Assurances................................................     56
13.14  Governing Law.....................................................     57
13.15  Submission to Jurisdiction........................................     57

Exhibits
- --------

Exhibit A - Assumption Reinsurance Agreement
Exhibit B - Registration Rights Agreement
Exhibit C - SDC Provider Agreement
Exhibit D - Opinion of Sidley & Austin
Exhibit E - Opinion of Niebler & Muren

Schedules
- ---------

Schedule 4.1      -   Stockholders and Shares Owned
Schedule 4.3(c)   -   No Conflicts of the Company
Schedule 4.3(d)   -   No Conflicts of the Stockholders
Schedule 4.4      -   Financial Statements
Schedule 4.5(a)   -   Changes in Operations
Schedule 4.5(b)   -   Conduct of Business
Schedule 4.6      -   No Undisclosed Liabilities
Schedule 4.7      -   Taxes
Schedule 4.8      -   Availability of Assets
Schedule 4.9(a)   -   Governmental Permits
Schedule 4.9(b)   -   Defaults Under Governmental Permits
Schedule 4.10     -   Owned Real Property
Schedule 4.11     -   Leased Real Property
Schedule 4.12     -   Personal Property
Schedule 4.13     -   Personal Property Leases
Schedule 4.16     -   Title to Property
Schedule 4.18(a)  -   Employee Benefit Pension Plan
Schedule 4.18(b)  -   Non-Erisa Commitments
Schedule 4.18(h)  -   List of Employees and Compensation
Schedule 4.18(j)  -   Conflicts of Interest
Schedule 4.19     -   Contracts
Schedule 4.20     -   Status of Contracts
Schedule 4.21     -   No Violation, Litigation or Regulatory Action
Schedule 4.23     -   Insurance
Schedule 4.25     -   Budgets
Schedule 7.2      -   Existing Prepaid Dental Insurance Plans Served
Schedule 8.5      -   Necessary Consents

[The Exhibits and Schedules to this Stock Exchange Agreement listed above are not being filed herewith. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.]

                           STOCK EXCHANGE AGREEMENT


     STOCK EXCHANGE AGREEMENT, dated as of July 18, 1996 (this "Agreement"), among First Commonwealth, Inc. a Delaware corporation ("Buyer"), Smileage Dental Services, Inc. a Wisconsin corporation (the "Company"), Robert F. Chojnacki, David H. Erickson, John Sebanc, Ann Sebanc, Trustee of the Ann Sebanc Trust, Stephen F. Froehlich, Jesley C. Ruff, Gerald D. Patterson, and Don A. Deike, (individually, a "Stockholder" and collectively, the "Stockholders").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Company has an authorized capital of (i) 2,801,400 shares of common stock, par value $0.01 per share (the "Company Common Stock"), and 2,801,400 shares of preferred stock, par value $0.01 per share, of which 68,700 shares Company Common Stock are issued and outstanding and owned of record and beneficially by the Stockholders (the "Shares"), 2,125 shares of Company Common Stock are subject to exercise of an option by Don A. Deike for $.01 per share (the "Option"), and no shares of Preferred Stock are issued or outstanding; and

     WHEREAS, the Company is engaged in the business of providing administrative services to insurance companies that provide managed dental care benefits; and

     WHEREAS, the Stockholders intend to exchange all of the issued and outstanding shares of Company Common Stock owned by the Stockholders for shares of Buyer Common Stock pursuant to a transaction (the "Transaction") constituting a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"); and

     WHEREAS, Buyer, the Company and the Stockholders desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe various conditions to the Transaction;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Reference herein to the neuter gender includes the masculine and feminine where appropriate. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "ACQUISITION EXPENSES" has the meaning specified in Section 13.10.

     "ACQUISITION PROPOSAL" has the meaning specified in Section 6.7.

     "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "AGREEMENT" has the meaning specified in the first paragraph hereof.

     "AFTER-TAX BASIS" means, with respect to any amount which is to be paid hereunder on an "After-Tax Basis," an amount which, after subtraction of the amount of all federal, state and foreign Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state and foreign Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment (the "Indemnified Event"), and (ii) the reduction in federal, state and foreign Taxes (including estimated Taxes) payable by the recipient for all applicable taxable years ending on or before the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.

     "ASSOCIATE" has the meaning specified in Section 4.18(j).

     "ASSUMPTION REINSURANCE AGREEMENT" means the Assumption Reinsurance Agreement dated as of July 18, 1996 between SDI and FCLHSC substantially in the form attached hereto as Exhibit A.

     "BALANCE SHEET" means the unaudited balance sheet of the Company as of May 31, 1996 to be delivered as contemplated by Section 4.4.

     "BALANCE SHEET DATE" means May 31, 1996.

     "BUYER" has the meaning specified in the first paragraph of this Agreement.

     "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     "BUYER COMMON STOCK" means the Common Stock, par value $.001 per share, of Buyer.

     "BUYER GROUP MEMBER" means Buyer and its Affiliates and their respective successors and assigns, including, after the Closing Date, the Company.

     "BUYER SEC DOCUMENTS" has the meaning specified in Section 5.4.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

     "CLAIM NOTICE" has the meaning specified in Section 10.2(a).

     "CLOSING" means the closing of the Transaction in accordance with Article III.

    "CLOSING DATE" has the meaning specified in Section 3.1.

    "CLOSING PRICE" means with respect to Buyer Common Stock on any business day the last sale price, or the closing bid price if no sale occurred, of Buyer Common Stock on the Nasdaq Stock Market.

     "CODE" has the meaning specified in the third recital of this Agreement.

     "COMPANY" has the meaning specified in the first paragraph of this Agreement.

     "COMPANY AGREEMENTS" has the meaning specified in Section 4.20.

     "COMPANY ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

     "COMPANY COMMON STOCK" has the meaning specified in the first recital of this Agreement.

     "COMPANY GROUP" shall mean any "affiliated group" (as defined in Section 1504(a) of the Codes without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the company (or another such predecessor or successor).

     "COMPANY PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company.

     "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement dated as of March 13, 1996 between Buyer and the Company, as amended by the amendment dated as of May 30, 1996.

     "CONTAMINANT" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

     "CONVERSION AMOUNT" means the Total Conversion Amount divided by the sum of the number of shares of Company Common Stock issued and outstanding as of the Closing Date and the number of shares of Company Common Stock subject to the Option.

     "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "E&Y" has the meaning specified in Section 6.10.

     "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

     "ENVIRONMENTAL LAW" means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" has the meaning specified in Section 4.18(j).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXPENSE" means any and all expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     "FCLHSC" means First Commonwealth Limited Health Service Corporation, a Wisconsin insurance company.

     "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

     "GOVERNMENTAL PERMITS" has the meaning specified in Section 4.9(a).

     "INDEMNIFIED PERSON" has the meaning specified in Section 10.2.

     "INDEMNITOR" has the meaning specified in Section 10.2(a).

     "INDEPENDENT DENTAL PROVIDER" means any individual provider of dental services, whether providing services as a sole practitioner, or as a shareholder, partner, member, employee, or contractor of any entity, group, or organization whatsoever, other than those dental providers employed or otherwise contracted by SDC, including contracted speciality services, to provide dental services in facilities owned, leased or managed by SDC.

     "INTELLECTUAL PROPERTY" has the meaning specified in Section 4.14.

     "IRS" means the Internal Revenue Service.

     "JUNE REPORT" has the meaning specified in the definition of 1996 Annualized Management Fee Revenue.

     "LOSS" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     "MARGIN" has the meaning specified in Section 6.10.

     "MATERIAL ADVERSE EFFECT" means any change or effect (or any development that, insofar as can be reasonably foreseen, would result in any change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of the applicable Person or Persons.

     "1996 ANNUALIZED MANAGEMENT FEE REVENUE" means the sum of (i) the aggregate agent commission and (ii) the aggregate general administrative expenses, in each case, as set forth on the Smileage Dental Services, Inc. Billing Disbursement Report for June 1996 computed in accordance with the Company's historical policies and practices, consistently applied (the "June Report"), multiplied by 12, adjusted pursuant to the procedures specified in Section 6.10 to reflect (A) the results of Buyer's audit of the eligibility, premium data and cash collections of the Company, (B) any failure of any of the Milwaukee Public Schools or Local 75 Plumbers to give the Company a commitment to renew coverage, for at least one year, prior to the Closing Date on terms and in a form reasonably satisfactory to Buyer and (C) any failure to receive a consent from each of the Milwaukee Public Schools and the City of Milwaukee for its contract to be transferred pursuant to the Assumption Reinsurance Agreement.

     "OPTION" has the meaning set forth in the first recital to this Agreement.

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. (S)(S)
651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

     "PERMITTED ENCUMBRANCES" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "PREPAID DENTAL INSURANCE PLAN" means any organization that provides, reimburses or indemnifies against the cost of, or arranges for the provision of dental services in consideration of a periodic premium or prepaid payment.

     "PRO FORMA BALANCE SHEET" has the meaning specified in Section 4.4.

     "PROVIDER CONTRACTS" has the meaning specified in Section 4.19.

     "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

     "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any Company Property.

     "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement to be dated the Closing Date between Buyer and the Stockholders substantially in the form of Exhibit B.

     "REMEDIAL ACTION" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

     "SDC" means Smileage Dental Care, Inc., a Wisconsin corporation.

     "SDC PROVIDER AGREEMENT" means a Provider Agreement between the Company and SDC, substantially in the form of Exhibit C hereto.

     "SDI" means Smileage Dental Insurance, Inc., a Wisconsin limited service health organization organized under Chapter 6.13 Wis. Stats.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

     "SHARES" has the meaning specified in the first recital of this Agreement.

     "STOCK RESTRICTION AGREEMENT" has the meaning specified in Section 4.1(b).

     "STOCKHOLDERS" has the meaning specified in the first paragraph of this Agreement.

     "STOCKHOLDER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by one or more of the Stockholders under this Agreement or in connection herewith.

     "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Closing Date.

     "TAX" (and with correlative meaning "TAXES" and "TAXABLE") means:

     (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, ad valorem, sales, use, transfer, gains, license, franchise, severance, excise, employment, payroll, environmental, windfall profit, withholding, stamp or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; and

     (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

     "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "TAX SHARING ARRANGEMENT" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company.

     "TOTAL CONVERSION AMOUNT" means the 1996 Annualized Management Fee Revenue multiplied by 3.46 and divided by 27.25; provided, however, that if the product of (i) the number resulting from the above calculation and (ii) the Closing Price of the Buyer Common Stock on the last business day prior to the Closing Date yields a number that is greater than 6,600,000 then the Total Conversion Amount shall be 6,600,000 divided by the Closing Price of the Buyer Common Stock on the last business day prior to the Closing Date.

     "WBCA" means the Wisconsin Business Corporation Act, as amended.

     "WISCONSIN OCI" has the meaning specified in Section 6.9.

                                  ARTICLE II
                      EXCHANGE OF SHARES; PURCHASE PRICE

     2.1 EXCHANGE OF SHARES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Stockholders shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from the Stockholders, the Shares, free and clear of all Encumbrances (except for Permitted Encumbrances).

     2.2 PURCHASE PRICE. Subject to Section 2.3, the purchase price for each Share shall be equal a number of shares of Buyer Common Stock equal to the Conversion Amount.

     2.3 FRACTIONAL SHARES. No certificates for fractions of shares of Buyer Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issued pursuant to Section 2.1. If the exchange of a Stockholder's aggregate holdings of Company Common Stock for shares of Buyer Common Stock at any time results in a fractional share of Buyer Common Stock or interest therein, the number of shares of Buyer Common Stock to be paid to such Stockholder shall be rounded to the nearest whole number or, if there is no nearest whole number, to the next higher number.

     2.4 CHANGES IN BUYER COMMON STOCK. In the event that, during the period between the date hereof and the Closing Date, any reclassification, stock split, stock dividend or similar change in respect of the Buyer Common Stock shall occur, then appropriate adjustment shall be made in the number of shares of Buyer Common Stock and/or kind of securities issued as Buyer Common Stock in order to provide the Stockholders with the same number of shares of Buyer Common Stock and/or other securities that they would have received after such reclassification, stock split, stock dividend or similar change if the Closing Date had occurred immediately prior to such reclassification, stock split, stock dividend or similar change (and all references herein to the Buyer Common Stock shall be deemed to refer to such adjusted number and/or kind of securities).

     2.5 CONVERSION OF OPTION. The Option shall no longer represent a right to acquire Company Common Stock and shall be converted into the right to acquire the number of shares of Buyer Common Stock into which the shares of Company Common Stock then subject to the Option would have been converted if such shares had been issued and outstanding as of the Closing Date, such Option as so modified to be exercisable up to the 90th day following the first date any registration statement referred to in the Registration Rights Agreement shall have become effective.

                                  ARTICLE III
                                    CLOSING

     3.1 CLOSING DATE. The Closing of the Transaction shall take place at 10:00 A.M., local time, on the date hereof at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, or such other date and time as shall be agreed upon by the parties. The date on which the Closing is actually held is hereinafter sometimes referred to as the "Closing Date."

     3.2 BUYER'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article VIII, on the Closing Date Buyer shall deliver to the Stockholders all of the following:

     (a) a copy of the Certificate of Incorporation of Buyer, certified as of a recent date by the Secretary of State of the State of Delaware;

     (b) a certificate of good standing of Buyer, issued as of a recent date by the Secretary of State of the State of Delaware;

     (c) a certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholders, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the By-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) the incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

     (d) an opinion of Sidley & Austin, counsel to Buyer, dated the Closing Date, substantially in the form contained in Exhibit D;

     (e) the certificate contemplated by Section 9.1, duly executed by the Chief Executive Officer, President or any Vice President of Buyer;

     (f)  the Assumption Reinsurance Agreement, duly executed by FCLHSC;
and

     (g)  the Registration Rights Agreement, duly executed by Buyer.

          3.3 THE COMPANY'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article IX, on the Closing Date the Company shall deliver to Buyer all of the following:

     (a) a copy of the Articles of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Wisconsin;

     (b) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Wisconsin;

     (c) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of the Company since a specified date; (ii) the By-laws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein; and
(iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

     (d) an opinion of Niebler & Muren, counsel to the Company and the Stockholders, dated the Closing Date, substantially in the form contained in Exhibit E;

     (e) resignations of each of the officers and directors of the Company, effective as of the Closing Date;

     (f) the certificates contemplated by Sections 8.1 and 8.2, duly executed by the President of the Company;

     (g) evidence of termination of the Management Agreement dated as of July 15, 1995 between the Company and SDI;

     (h)  the SDC Provider Agreement, duly executed by the Company;

     3.4 STOCKHOLDERS' DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article X, on the Closing Date the Stockholders shall deliver to Buyer all of the following:

     (a) the certificates contemplated by Sections 8.1 and 8.2, duly executed byf each such Stockholder;

     (b) the certificates representing the Shares, each duly endorsed to Buyer by the Stockholder transferring such certificate or accompanied by a duly executed and witnessed stock power;

     (c)  the Assumption Reinsurance Agreement, duly executed by SDI; and

     (d)  the SDC Provider Agreement, duly executed by SDC; and

     (e) the Registration Rights Agreement, duly executed by the Stockholders.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                             AND THE STOCKHOLDERS
                             --------------------

     As an inducement to Buyer enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Buyer and agrees, and the Stockholders jointly and severally (except as otherwise provided below) represent and warrant to Buyer and agree, as follows:

     4.1  ORGANIZATION AND CAPITAL STRUCTURE.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. No other jurisdiction has demanded, requested or otherwise indicated that the Company is required to qualify to transact business as a foreign corporation on account of the ownership or leasing of its properties or the conduct of its business. The Company has full power and authority to own or lease and to operate and use its assets and to carry on its business as now conducted or proposed to be conducted. True and complete copies of the Articles of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company have been delivered to Buyer.

     (b) The authorized capital of the Company consists of 2,801,400 shares of Company Common Stock, of which 68,700 shares are issued and are outstanding, 17,400 are held as treasury shares and 2,125 shares are reserved for issuance upon the exercise of the Option (the terms governing exercise of which are set forth on Schedule 4.1), and 2,801,400 shares of preferred stock, none of which have been issued or are outstanding. All of the issued and outstanding shares of Company Common Stock are owned of record and beneficially by the Stockholders. Except for the Option, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of the Company, whether on conversion of other securities or otherwise. None of the issued and outstanding shares of Company Common Stock has been issued in violation of, or is subject to, any preemptive or subscription rights. The Company is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable.

     (c) Each of the Stockholders severally represents and warrants as to themselves that except for this Agreement such Stockholder is not a party to, and does not otherwise have any knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company, except as set forth on Schedules 4.1 and 4.19.

     (d) Each Stockholder severally represents and warrants as to themselves that (i) such Stockholder is the record and beneficial owner of the shares of Company Common Stock listed in Schedule 4.1 opposite such Stockholder's name,
(ii) all such shares are owned free from all Encumbrances and (iii), except for the shares to be issued as a result of the consummation of the Transaction, neither such Stockholder nor any of such Stockholder's Affiliates owns, beneficially or of record, any shares of Buyer Common Stock.

     (e) The Company is its own "ultimate parent entity" (as defined in 16 C.F.R. (S)801.1(a)(3) (1994)).

     4.2 SUBSIDIARIES AND INVESTMENTS. The Company does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture, limited liability company or entity or (b) control any corporation, partnership, joint venture, limited liability company or other entity.

     4.3  AUTHORITY.

     (a) The Company has full power and authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized and approved by the Company's Board of Directors and stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (b) Each Stockholder severally represents and warrants as to such Stockholder that:

          (i) such Stockholder has full power and authority to execute, deliver and perform this Agreement and each Stockholder Ancillary Agreement to which such Stockholder is a party;

         (ii) the execution, delivery and performance of this Agreement and each Stockholder Ancillary Agreement to which such Stockholder is a party has been duly authorized by all necessary action;

        (iii) this Agreement has been duly executed and delivered by such Stockholder and is the legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms; and

         (iv) each of the Stockholder Ancillary Agreements to which such Stockholder is a party will, upon execution and delivery by such Stockholder, be a legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms.

          (c) Except as set forth in Schedule 4.3(c), neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Company's assets under, (A) the Articles of Incorporation or By-laws of the Company, (B) any Company Agreement, (C) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company is a party or any of its assets or business is subject or by which the Company is bound, (D) any Court Order to which the Company is a party or any of its assets or business is subject or by which the Company is bound, or (E) any Requirements of Laws affecting the Company or its assets or business; or

         (ii) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person.

          (d) Each Stockholder severally represents and warrants as to themselves that except as set forth in Schedule 4.3(d), neither the execution and delivery of this Agreement or any of the Stockholder Ancillary Agreements to which such Stockholder is a party or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of such Stockholders's assets under, (A) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which such Stockholder is a party or any of such Stockholder's assets or business is subject or by which such Stockholder is bound, (B) any Court Order to which such Stockholder is a party or any of such Stockholder's assets or business is subject or by which such Stockholder is bound, or (C) any Requirements of Laws affecting such Stockholder or such Stockholder's assets or business; or

         (ii) require the approval, consent, authorization or act of, or the making by such Stockholder of any declaration, filing or registration with, any Person.

          4.4 FINANCIAL STATEMENTS. Schedule 4.4 contains (a) the balance sheet of the Company as of December 31, 1994 and December 31, 1995 and in each case the related statements of income (the "Statements of Income"), stockholders' equity and cash flows for each of the years then ended, together with the appropriate notes to such financial statements, accompanied by the reports thereon of BDO Seidman, independent public accountants (the "Audited Financial Statements"), and (b) the unaudited balance sheet of the Company as of May 31, 1996 (the "Balance Sheet") and the related unaudited statement of income for the five months then ended and the unaudited balance sheet of the Company as of June 30, 1996 and the related unaudited statement of income for the six months then ended (collectively, the "Unaudited Financial Statements"). The balance sheet of the Company as of June 30, 1996 and the related unaudited statement of income for the six months then ended have been reviewed by BDO Seidman. Except as disclosed in the notes thereto, the Audited Financial Statements and the Unaudited Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present in all material respects the financial position of the Company (and in the case of the statements as of and for the year ended December 31, 1994, and such other entities) at the dates of such balance sheets and the results of its operations and cash flows for the respective periods covered thereby indicated, except that the Unaudited Financial Statements are subject to normal year-end audit adjustments. Except as set forth on Schedule 4.4 or in the Unaudited Financial Statements, the Unaudited Financial Statements include all adjustments, which consist of normal recurring accruals, necessary for such fair presentation, other than normal year-end audit adjustments. All costs and expenses incurred in generating the revenues reflected in the Statements of Income during the respective periods covered thereby which are required by generally accepted accounting principles to be reflected in the Statements of Income are so reflected.

          4.5  OPERATIONS IN RECENT PERIODS.
               ----------------------------

          (a)  Except as set forth in Schedule 4.5(a):
                                      ---------------

          (i) since December 31, 1995 there has been no material adverse change in the, business, results of operations or prospects of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future;

          (ii) since May 31, 1996, there has been no material adverse change in the assets or financial condition of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such change in the future; and

          (iii) since December 31, 1995 there has been no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Company's assets or its business.

          (b) Except as set forth in Schedule 4.5(b), since December 31, 1995, the Company has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since May 31, 1996 (in the case of matters referred to in clauses (i), (ii), (iii), (iv), (vi), (ix), or (x) below) or December 31, 1995 (in the case of matters referred to in clause (v), (vii), (viii) or (xi) through (xiv) below) except as set forth in such Schedule, the Company has not:

          (i) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

          (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest, and the Company has no declared but unpaid dividends;

          (iii) made or permitted any material amendment or termination of any Company Agreement;

          (iv) undertaken or committed to undertake capital expenditures;

          (v) made any charitable donations;

          (vi) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company to any of the Stockholders or any of their respective Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date;

          (vii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation);

          (viii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (ix) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (x) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xi) instituted any increase in any compensation payable to any employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company;

          (xii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds;

          (xiii) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Audited Financial Statements and the related statements of income, stockholders' equity and cash flow for the twelve months ended on the Balance Sheet Date; or

          (xiv) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

     4.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 4.6, the Company is not subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts being shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those being set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.

     4.7  TAXES.
          -----

     Except as set forth on Schedule 4.7, (i) the Company and each Company Group has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company and each Company Group for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been (or will be) timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company or any Company Group and required to be paid on or before the Closing Date have been timely paid or, in the case of Taxes which the Company is presently contesting in good faith, the Company has established an adequate reserve for such Taxes on the Audited Financial Statements and the Unaudited Financial Statements; (iv) neither the Company nor any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or any Company Group and, to the best of each Stockholder's knowledge, no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements will terminate prior to the Closing Date and the Company will not have any liability thereunder on or after the Closing Date;
(ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (xi) the Company has never been a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) and has never filed Tax Returns on a combined, consolidated or unitary basis with any entity; and
(xii) the Company has never made an election under Section 1362 of the Code to be treated as an "S corporation".

     (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

     (c) As a result of the transactions contemplated by this Agreement, none of the Company or Buyer will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (d) The contribution of certain assets and liabilities to SDC by the Company and the distribution of the stock of SDC by the Company to the Stockholders pursuant to the resolutions of the Board of Directors of the Company dated October 17, 1995 and the distribution of the stock of Georgia Dental Plan, Inc. by the Company to the Stockholders pursuant to the resolutions of the Board of Directors of the Company dated April 18, 1995 qualify as tax-free transactions under Section 355 and Section 368(a)(1)(D) effective as of December 31, 1995 and May 31, 1995, respectively.

     4.8 AVAILABILITY OF ASSETS. Except as set forth in Schedule 4.8, the assets owned or leased by the Company constitute all the assets used in its business (including, but not limited to, all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. Schedule 4.8 also sets forth a description of all material services provided by each of the Stockholders or any of their respective Affiliates to the Company utilizing either (a) assets not owned by the Company as of the Closing Date or (b) employees not listed in Schedule 4.18(i) pursuant to clause
(i) of Section 4.18(i), and the manner in which the costs of providing such services have been charged to the Company.

     4.6 GOVERNMENTAL PERMITS.
         --------------------
     (a) The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called "Governmental Permits"). Schedule 4.9(a) sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer.

     (b) Except as set forth in Schedule 4.9(b), (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company or any of the Stockholders; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing Date, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

     4.10 REAL PROPERTY. Schedule 4.10 contains a brief description of each parcel of real property previously owned by the Company (the "Owned Real Property") (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Encumbrance thereon). The Company does not own any real property and does not have any option to acquire real property.

     4.11 REAL PROPERTY LEASES. The Company does not lease any real property.
Schedule 4.11 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, any amendments or modifications thereof, annual rental, expiration date, renewal and purchase option if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by such lease or other agreement) under which (a) the Company was the lessee of, or held or operated, any real property owned by any third Person (the "Leased Real Property") or (b) the Company was lessor of any of the Owned Real Property, in each case at any time during 1995 or 1996.

     4.12 PERSONAL PROPERTY. Schedule 4.12 contains a detailed list of all machinery, equipment, vehicles, furniture or other personal property owned by the Company.

     4.13 PERSONAL PROPERTY LEASES. Schedule 4.13 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.

     4.14 INTELLECTUAL PROPERTY SOFTWARE.

     (a) The Company does not own, license or use any intellectual property in the conduct of the Company's business ("Intellectual Property"). Intellectual Property includes:

          (i) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto;

          (ii) United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, and pending applications to register the foregoing;

          (iii) United States and foreign copyrights, whether registered or unregistered and pending applications to register the same; and

          (iv) confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

     (b) The Company does not own, license or use in the conduct of its business, any computer software programs or software systems, except for computer software programs or software systems that are available in consumer retail stores and are subject to license agreements that become effective when the purchaser breaks the software package.

     4.15 ACCOUNTS RECEIVABLE. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of its business. All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, and all accounts receivable to be reflected on the books and records of the Company as of the Closing Date, will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof.

     4.16 TITLE TO PROPERTY. The Company has good title to all of its assets being reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 4.16.

     4.17 EMPLOYEE RELATIONS. The Company has complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company and each of the Stockholders believe that the Company's relations with its employees are satisfactory. The Company is not a party to any collective bargaining agreement and the Company is not a party to, and it is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees.

     4.18 EMPLOYEE BENEFIT PLANS.

     (a) Set forth in Schedule 4.18(a) is a true and complete list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment (the "Pension Plans"). Set forth in Schedule 4.18(a) is a true and complete list of each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) maintained by the Company, or with respect to which the Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment (the "Welfare Plans") (the Pension Plans and Welfare Plans being the "ERISA Benefit Plans"). In addition, set forth in Schedule 4.18(a) is a true and complete list of each other "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is or has ever been subject to Section 302 of ERISA and (i) maintained by the Company or an ERISA Affiliate at any time during the six-year period prior to the Closing Date, or (ii) with respect to which the Company or an ERISA Affiliate was required to make any payment at any time during such period (the "Prior Pension Plans").

     (b) Other than those listed in Schedule 4.18(a), set forth in Schedule 4.18(b) is a true and complete list of each of the following to which the Company is a party or with respect to which it is or will be required to make any payment (the "Non-ERISA Commitments"):

     (i) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

     (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, confidentiality agreement, covenant not to compete and any agreement or arrangement associated with a change in ownership or control of the Company, but excluding employment agreements terminable by the Company without premium or penalty on notice of 30 days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits).

The Company has delivered to Buyer correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment. Schedule 4.18(b) contains a complete and accurate description of all oral Non-ERISA Commitments. Except as disclosed in Schedule 4.18(a) or Schedule 4.18(b), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the United States of America.

          (c) The Company has delivered to Buyer with respect to each ERISA Benefit Plan and with respect to each Prior Pension Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the most recently begun three plan years for which such reports exist, (vi) the most recent determination letter issued by the IRS and the application submitted with respect to such letter, (vii) PBGC Form 1, if any, for the most recently begun plan year and (H) all correspondence with the IRS, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy. Each report described in clause (v) of the preceding sentence accurately describes the funded status of the plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such plan. Neither the Company nor any ERISA Affiliate has contributed to or been required to contribute to any Pension Plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA).

          (d) Neither the Company nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any Pension Plan which is subject to Section 302 of ERISA. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified.

          (e) There is no pending or, to the best knowledge of the Company, threatened claim in respect of any of the ERISA

Benefit Plans other than claims for benefits in the ordinary course of business. Each of the ERISA Benefit Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in substantial compliance with the requirements of ERISA and, where applicable, the Code. The Company has complied with the health care continuation requirements of Part 6 of Title I of ERISA and no action taken by an ERISA Affiliate is reasonably likely to result in liability to the Company under Part 6 of Title I of ERISA or
Section 498013 of the Code. The Company has no obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA. The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant. The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

     (f) Neither the Company nor, to the best knowledge of the Company, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could subject any such plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

     (g) The Company has no potential liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

     (h)  Schedule 4.18(h) contains: (i) a list of all employees of the Company;
(ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to any such employees; (iii) a list of all present or former employees of the Company who have terminated or given notice of their intention to terminate their relationship with the Company since December 31, 1995; (iv) a list of any increase, effective after December 31, 1995 in the rate of compensation of any employees if such increase exceeds 6% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees.

     (i) For purposes of this Agreement, "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.

     (j) Except as set forth in Schedule 4.18(j), (i) to the best knowledge of the Company and each of the Stockholders, the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company, and (ii) there are no situations with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds,
(C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or
(E) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

     Except as set forth in Schedule 4.18(j) hereto, since May 31, 1996, the Company has not, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed or any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, (i) any Stockholder, (ii) any Affiliate of the Company, (iii) any person who is an officer or director of the Company or (iv) any Associate of any person referred to in clause (i), (ii) or
(iii) above. Except as set forth in Schedule 4.18(j) hereto, the Company does not owe any amount in excess of $10,000 to, or have any contract with or commitment to, any Stockholder, director, officer or employee of the Company (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such persons owes any amount in excess of $10,000 to the Company.

     Neither the Company nor any officer, employee or agent or other person acting on its behalf has, directly or indirectly, since December 31, 1993, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, business, operations or prospects of the Company or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

     4.19 CONTRACTS. Except as set forth in Schedule 4.19 or any other Schedule hereto, the Company is not a party to or bound by:

     (a)  any contract for the purchase, sale or lease of real property;

     (b) any contract with providers of health care services or with Persons that employ or contract with providers of health care services (the "Provider Contracts");

     (c) any contract for the purchase, licensing or development of software to be used by the Company;

     (d) any consignment, distributor, dealer, sales agency, advertising representative or advertising or public relations contract;

     (e) any guarantee of the obligations or liabilities of customers, suppliers, providers, officers, directors, employees, Affiliates of the Company or other Persons;

     (f) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money or the extension of credit by the Company to any other Person;

     (g) any agreement or understanding with a third Person that restricts the Company from carrying on its business anywhere in the world;

     (h) except for this Agreement, any contract which provides for, or relates to, any non-competition or confidentiality arrangement with any Person, including any current or former officer or employee of the Company;

     (i)  any contract or group of related contracts for capital expenditures;

     (j) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

     (k) any contract which involves payments or receipts by the Company of more than $5,000;

     (l) any contract with any Stockholder or any Affiliate of the Company or any Stockholder;

     (m)  any contract not made in the ordinary course; or

     (n) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in
Schedule 4.18) which is material to the Company or its business.

     4.20 STATUS OF CONTRACTS. Except as set forth in Schedule 4.20 or in any other Schedule hereto, each of the leases, contracts and other agreements, including, without limitation, the Provider Contracts, listed in Schedules 4.11, 4.13, 4.18(a), 4.18(b) and 4.19 (collectively, the "Company Agreements") constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 4.3 and except for those Company Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closing Date, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and, to the best knowledge of the Company and each of the Stockholders, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the best knowledge of the Company and each of the Stockholders, by any such other party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. The Company has received no notice of termination of, and neither the Company nor the Stockholders is aware of any intent of any of the health care providers bound, directly or indirectly, by any of the Provider Contracts to terminate or fail to renew at payment rates currently in effect, any Provider Contract. None of the Company Agreements contains terms unduly burdensome to the Company or is harmful to its business. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Buyer.

     4.21 NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in
Schedule 4.21:

     (a) the Company's assets and their uses comply with all applicable Requirements of Laws and Court Orders;

     (b) the Company has complied with all Requirements of Laws and Court Orders which are applicable to the Company's assets or its business;

     (c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of the Company or each of the Stockholders, threatened against or affecting the Company or its assets or business nor, to the best knowledge of the Company or each of the Stockholders, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant;

     (d) there is no action, suit or proceeding pending or, to the best knowledge of the Company or each of the Stockholders, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

     (e) to the best knowledge of the Company and each of the Stockholders, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Company's business in any material respect.


     4.22 ENVIRONMENTAL MATTERS.
          ---------------------

     (a) The Company's past and present operatons have complied and are in compliance with all applicable Environmental Laws.

     (b) No environmental, health or safety Governmental Permits are necessary for the operation of the Company's business.

     (c) The Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law.

     (d) None of the Company, nor any property owned, leased or used by the Company or its past or present operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of any such property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

          (e)  The Company has not:

          (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

         (ii)  filed a notice pursuant to Section 103(c) of CERCLA;

        (iii) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR
     Part 261 or any state equivalent; or

         (iv) filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law.

          (f) There is not now, nor to the best knowledge of the Company or each of the Stockholders has there ever been, on or in any property owned, leased or used by the Company:

          (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent that requires or required a Governmental Permit pursuant to
     Section 3005 of RCRA; or

         (ii) any underground storage tank or surface impoundment or landfill or waste pile.

          (g) There is not now on or in any property used by the Company any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment.

          (h) The Company has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment on any property owned, leased or used by the Company.

          (i) No property owned, leased or used by the Company has been listed or, to the best knowledge of the Company or Stockholder, proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or any state list of sites requiring Remedial Action.

          (j) Any asbestos-containing material which is on or part of any property used by the Company is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

          4.23 INSURANCE. The Company maintains policies of fire and casualty, liability (general and other liability), workers' compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business. Schedule 4.23 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the period from January 1, 1991 up to and including the date hereof. The Company shall keep or cause such insurance or comparable insurance in full force and effect through the Closing Date. The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as disclosed in Schedule 4.23, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and to the best knowledge of the Company and each of the Stockholders, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the policyholder or the insured thereunder. Each of such policies is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company's assets.

          4.24 NO FINDER. Neither the Company or any of the Stockholders nor any Person acting on behalf of the Company or any of the Stockholders has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          4.25 BUDGETS. Schedule 4.25 sets forth as of the date hereof the budgets of capital, payroll and other expenditures of the Company prepared in the ordinary course of its business for the fiscal year ending December 31, 1996.

          4.26 DISCLOSURE. None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Article IV, and none of the other information or documents furnished or to be furnished to Buyer or any of its representatives by the Company, any of the Stockholders or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect the Company's assets or its business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

          4.27 REORGANIZATION. To the best knowledge of the Company and each of the Stockholders, the Company has not taken any action or failed to take any action which action or failure to take action would jeopardize the qualification of the Transaction as a reorganization within the meaning of Section 368(a)(1)(b) of the Code.

          4.28 BUYER COMMON STOCK.

          (a) Each Stockholder severally represents and warrants that such Stockholder has received (i) the Buyer SEC Documents, (ii) each quarterly report on Form 10-Q of Buyer filed subsequent thereto containing unaudited quarterly financial information, and (iii) such further information as such Stockholder desires concerning Buyer and its assets, business, financial condition, results of operations.

          (b)  Each Stockholder severally represents, warrants and agrees that
(i) the shares of Buyer Common Stock that are issuable to such Stockholder pursuant to this Agreement are not being registered under the Securities Act in reliance upon an exemption from registration thereunder applicable to the issuance of such Buyer Common Stock in transactions that do not involve any public offering, (ii) such shares Buyer Common Stock are being and will be acquired by such Stockholder for such Stockholder's own account for investment, and not with a view to the distribution or sale of such shares of Buyer Common Stock, (iii) such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the proposed investment in shares of Buyer Common Stock, (iv) such Stockholder understands that such Stockholder's ability to dispose of such Buyer Common Stock in the public market for such stock or otherwise is limited by the Securities Act, including Rule 144 promulgated thereunder, and, therefore, such Stockholder may have to bear the risk of such Stockholder's investment in such Buyer Common Stock for an indefinite period of time and (v) such Stockholder is an accredited investor as defined in Rule 501 under the Securities Act.

          (c) Each Stockholder hereby acknowledges that each certificate representing shares of Buyer Common Stock that are issuable to such Stockholder pursuant to this Agreement shall be stamped or otherwise imprinted with a legend substantially to the following effect:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR HAVE THEY BEEN QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SHARES WILL BE PERMITTED UNLESS THEY HAVE BEEN SO REGISTERED AND QUALIFIED OR THE ISSUER THEREOF HAS BEEN FURNISHED WITH A LEGAL OPINION FROM A LAW FIRM REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

     (d) With the exception of transfers made pursuant to the registration of shares of Buyer Common Stock pursuant to the Registration Rights Agreement, prior to any proposed transfer of all or any part of the Buyer Common Stock of any Stockholder acquired pursuant hereto, such Stockholder shall give written notice to Buyer of such Stockholder's intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by Buyer, shall be accompanied by an opinion of a nationally recognized law firm satisfactory to Buyer to the effect that the proposed transfer may be effected without registration under the Securities Act or qualification under any applicable state securities law, whereupon such Stockholder shall be entitled, except as provided otherwise herein, to transfer such securities in accordance with the terms of such Stockholder's notice. Each certificate representing the Buyer Common Stock so transferred shall bear the legend set forth above except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 promulgated under the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than Buyer or an Affiliate of Buyer) would be entitled to transfer such securities in a public sale without registration under the Securities Act or qualification under any applicable state securities law. In addition, new certificates may be issued without such legend if such legend may be properly removed under the terms of Rule 144(k) promulgated under the Securities Act.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------


     As an inducement to the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and each of the Stockholders and agree as follows:

     5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. All of the shares of Buyer Common Stock to be issued in the Transaction, when issued and delivered in accordance with this Agreement will be, duly authorized, validly issued, fully paid and nonassessable.

     5.2  AUTHORITY.

     (a) Buyer has corporate power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's Board of Directors and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Buyer's assets under, (A) the Certificate or Articles of Incorporation or By-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of their respective material assets or business is subject or by which Buyer is bound, (C) any material Court Order to which Buyer is a party or by which either Buyer is bound or (D) any material Requirements of Laws affecting Buyer, except for, in the case of clauses (2) or (3) of this subparagraph (i), any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

     (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third Person.

     5.3 NO FINDER. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     5.4 BUYER SEC DOCUMENTS. Buyer has previously delivered to the Company complete and correct copies of (i) the Buyer's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Buyer's Annual Report to Stockholders for the year ended December 31, 1995; (iii) the Buyer's Notice of Annual Meeting and Proxy Statement dated April 29, 1996; (iv) the Buyer's Quarterly Report on Form 10-Q for the three months ended March 31, 1996 and (v) the Buyer's Prospectus dated November 16, 1995, which includes a description of the Buyer Common Stock (the "Buyer SEC Documents"). The Buyer SEC Documents, as of their respective dates, conformed in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder, and did not contain an untrue statement of a material fact required to be stated therein or omit to state a material fact necessary to make the statements therein not misleading.


                                  ARTICLE VI
                       ACTION PRIOR TO THE CLOSING DATE
                       --------------------------------


     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     6.1 INVESTIGATION OF THE COMPANY. The Company and the Stockholders shall afford to the officers, employees and authorized representatives of Buyer including, without limitation, its independent public accountants, attorneys, environmental consultants and financial advisors), reasonable access during normal business hours to the offices, properties, employees and business and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of or relating to the Company to the extent Buyer shall deem necessary or desirable, and shall furnish to Buyer or its authorized representatives such additional information concerning the operations, properties and businesses of the Company as may be reasonably requested in writing, to enable Buyer or its authorized representatives to conduct an audit of the eligibility, premium data and cash collections of the Company, to verify the accuracy of the representations and warranties contained in this Agreement, to verify the accuracy of the financial statements referred to in Section 4.4 and to determine whether the conditions set forth in Articles VIII have been satisfied. Buyer agrees that such investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company. No investigation made by Buyer or its authorized representatives hereunder shall affect the representations and warranties of the Company and the Stockholders hereunder.

     6.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article IV or V of this Agreement inaccurate as of the Closing

Date. Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be instituted or threatened against the Company which would have been listed in Schedule 4.21 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

     6.3   CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS.

     (a) The Company will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Company Agreement required to satisfy the conditions set forth in Section 8.5; provided that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period prior to the Closing Date, each of the Stockholders and Buyer shall act diligently and reasonably to cooperate with the Company to obtain the consents, approvals and waivers contemplated by this Section 6.3(a).

     (b) During the period prior to the Closing Date, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 8.4; provided that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

     6.4  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE TRANSACTION.

     (a) Except as expressly contemplated by this Agreement, the Company shall carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization and preserve its relationships with customers, suppliers and others having business dealings with it (except, in each case, with the prior written consent of Buyer). In connection therewith, no Stockholder shall (i) transfer or cause to be transferred any employee or agent of the Company to any of the Company's Affiliates, (ii) offer employment to any such employee or agent or (iii) otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Company. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of
Buyer:

     (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to the Stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof;

     (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any shares of its capital stock or other securities);

     (iii)  amend its Articles of Incorporation or By-laws;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

     (v) incur or assume any indebtedness for borrowed money, enter into (as lessee) any capitalized lease obligation, guarantee any such indebtedness or obligation, issue or sell any debt securities, guarantee any debt securities of others or make any loans, advances or capital contributions to, or investments in, any other Person;

     (vi)  make or incur any new capital expenditure;

     (vii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof in the ordinary course of business consistent with past practice;

     (viii) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

     (ix) enter into or adopt any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law;

     (x) make any change in accounting practices or policies applied in the preparation of the financial statements referred to in Section 4.4, except as required by generally accepted accounting principles;

     (xi) modify any of the agreements, understandings, obligations, commitments, indebtedness or other obligations set forth in any of the Schedules to this Agreement, enter into any agreement, understanding, obligation or commitment, or incur any indebtedness or obligation, of the type that would have been required to be listed on Schedule 4.19 if in existence on the date hereof, or enter into any contract which requires any approval or consent by any other Person to the transactions contemplated by this Agreement;

     (xii) pay or commit to pay any bonus to any officer or employee of the Company or make any other material change in the compensation of its employees, except for severance pay not to exceed $20,000 in the aggregate for employees who are not continuing with the Company after the Closing;

     (xiii)  make any change in its business or operations;

     (xiv)  enter into any contract for the purchase or lease of real property;

     (xv) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Company to any Stockholder or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Company's assets;

     (xvi) cancel any debts owed to or claims held by the Company (including the settlement of any claims or litigation);

     (xvii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

     (xviii) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice; or

     (xix) enter into any other transaction affecting the business of the Company, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement.

     6.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall promptly advise Buyer in writing of (a) any change or event having a Material Adverse Effect on the Company, (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (c) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which the Company or any of the Stockholders has knowledge.

     6.6 MUTUAL COOPERATION; REASONABLE BEST EFFORTS. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause as promptly as possible the fulfillment of the conditions to each other party's obligations hereunder, including without limitation Sections
8.3 and 9.2, and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require Buyer or the Company to make any divestiture or consent to any divestiture in order to fulfill any condition or obtain any consent, authorization or approval.

     6.7  NO SOLICITATION.   The Company shall not, nor shall it authorize
or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.7 by the Company and its Affiliates.
The Company promptly shall advise Buyer of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the

Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company.

     6.8 SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Closing Date, the Company shall deliver to Buyer, not later than 15 days after the end of each monthly period and in the form customarily prepared by the Company, the unaudited internal financial statements of the Company, including an income statement, for the monthly period then ended and for the period from the beginning of the current fiscal year to the end of such monthly period.

     6.9  WISCONSIN OCI FILING.   The parties agree to cooperate, and the
Stockholders agree to cause SDI to cooperate, in the filing of such applications and supporting information required to be filed with the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin OCI") in order to obtain the necessary approval of the Wisconsin OCI of the Assumption Reinsurance Agreement. Each party agrees to make available to the others such information relative to its business and assets as may be required to file any additional information requested by the Wisconsin OCI.

     6.10 Adjustment Procedures for 1996 Annualized Management Fee Revenue.

     (a) As soon as practicable and in any event not later than July 15, 1996, the Company shall deliver to Buyer a copy of the June Report prepared using the Company's historical policies and practices, consistently applied, together with notice in reasonable detail as to the status of the renewals and consents referred to in clauses (B) and (C) of the definition of 1996 Annualized Management Fee Revenue. In the case (i) Buyer believes, after completion of its audit referred to in clause (A) of such definition that the information set forth in the June Report is not fairly presented or, if any renewal or consent referred to in clauses (B) or (C) of such definition has not been received, Buyer shall give notice to the Company within 10 days after delivery of the June Report of its proposed adjustment to the aggregate agent commission and general administrative expenses (collectively, "Margin") relating to such matters, and the Company and Buyer shall seek in good faith to agree on the adjustment to 1996 Annualized Management Fee Revenue that is appropriate to reflect the Margin (multiplied by twelve) attributable to such matters, which in the case of any matter referred to in clause (B) or (C) of such definition shall mean all Margin (multiplied by twelve) attributable to the contracts as to which any such matter relates. If the Company and the Buyer are unable to agree on such adjustment within seven days after delivery of such notice by Buyer, then such portion of the adjustment that remains in dispute shall be referred to the Milwaukee office of Ernst & Young LLP ("E&Y") for the making of such determination, which firm shall be requested to render such determination within 10 days thereafter. The determination of the parties of such adjustment or portion thereof shall be final and conclusive, and the determination of E&Y of all of disputed items referred to it shall be final and conclusive.

     (b) The Company shall afford to Buyer and its representatives and to E&Y full access to all work papers and other documents relating to the June Report and to the persons involved in its preparation. The Stockholders, on the one hand, and Buyer, on the other hand shall share equally the fees and expenses of E&Y.

     (c) If any adjustment is made to 1996 Annualized Management Fee Revenue in respect of a failure to receive a consent from each of the Milwaukee Public Schools and the City of Milwaukee for the transfer of its contract pursuant to the Assumption Reinsurance Agreement, then the Company shall provide administrative services to SDI comparable to those previously provided by it with respect to such contract until the expiration of its then remaining term (but not giving effect to any subsequent renewal unless consented to by Buyer) for a fee equal to one-half of the administrative fee that would otherwise have been payable to the Company.

     6.11 FINANCIAL REPORTS. Stockholders shall give access to Buyer, the Company and BDO Seidman to all records and personnel under their control, including any affiliated entities, to the extent reasonably requested by Buyer or the Company, so that all historical or pro forma financial statements and any reports thereon required to be prepared or filed with the SEC or any other governmental body relating to the Company or Buyer may be so prepared or filed on a timely basis.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS
                             ---------------------

     7.1  ASSUMPTION REINSURANCE AGREEMENT.   The Stockholders agree to
cooperate with Buyer to cause all parties to agreements with SDI for dental insurance coverage whose consent to the Assumption Reinsurance Agreement is required, to consent to and agree to be bound by the terms of the Assumption Reinsurance Agreement.

     7.2 COVENANT NOT TO COMPETE. In furtherance of the Transaction hereunder and more effectively to protect the value and goodwill of the assets and business of the Company to be acquired hereby, each of the Stockholders covenants and agrees that such Stockholder will not:

     (a) for a period of five years following the Closing Date, directly or indirectly (whether as principal, agent, partner, equity holder or otherwise) compete with Buyer by operating a Prepaid Dental Insurance Plan anywhere in the State of Wisconsin, except that the Stockholders may continue to service existing SDI accounts that are not subject to the Assumption Reinsurance Agreement;

     (b) without limiting the generality of the foregoing, cause or allow any entity in which they have an interest to directly contract with any existing SDI group that is subject to the Assumption Reinsurance Agreement;

     (c) without limiting the generality of the foregoing, for a period of two years following the Closing Date (i) cause or allow any entity in which they have an interest to expand its network of dental providers by contracting with Independent Dental Providers if, as a result of such contracting relationships, such entity will have more than 15 additional Independent Dental Providers within Milwaukee, Waukesha, Washington, Ozaukee, Racine and Kenosha counties in the State of Wisconsin or more than 20 additional Independent Dental Providers within Brown, Dane, Outagamie and Winnebago counties in the State of Wisconsin (i.e., pursuant to this paragraph, existing Independent Dental Providers may be replaced without regard to the limitations on growth set forth herein) or (ii) cause or allow any such entity to market its network of Independent Dental Providers to Prepaid Dental Insurance Plans, except in the case of SDC for the service contract clients currently serviced by such providers on behalf of SDC, as identified on Schedule 7.2. Any expansion of such entity's network of Independent Dental Providers permitted by this clause (c) shall become part of Buyer's network of Independent Dental Providers; and

     (d) without limiting the generality of the foregoing, for six months following the Closing Date, cause or allow any entity in which they have an interest to offer or permit the dental service providers employed or otherwise contracted by such entity, including contracted speciality services, to provide dental services in facilities owned, leased or managed by such entity to provide services under contract with any Prepaid Dental Insurance Plan other than those identified on Schedule 7.2.

     Without limiting the right of Buyer to pursue other legal and equitable rights available to it for violation of this Section 7.2 by any of the Stockholders, it is agreed that other remedies cannot fully compensate Buyer and the Company for such violation and that Buyer and the Company shall each be entitled to injunctive relief to prevent violation or continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.2, any term, restriction, covenant or promise in this Section 7.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     7.3 SOLICITATION AND PURCHASE OF BUYER COMMON STOCK. No Stockholder shall, without the prior approval of the Company, (a) solicit proxies with respect to Buyer Common Stock or any other security convertible into Buyer Common Stock, nor shall any such Stockholder become a "participant" in any "solicitation" (as such terms are used in Rule 14a-11 under the Exchange Act) relating to the election of directors of Buyer, or (b) join a partnership, limited partnership, syndicate or other "group" within the meaning of Section 13(d)(3) of the Exchange Act, or otherwise act in concert with any other person or "group" for the purpose of acquiring, holding, voting or disposing of shares of Buyer Common Stock.


                                 ARTICLE VIII
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                 --------------------------------------------

     The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     8.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no breach by the Company or any of the Stockholders in the performance of any of their respective covenants and agreements herein; none of the representations and warranties of the Company or any Stockholder contained or referred to herein shall be untrue or incorrect in any respect and at the Closing Date such representations and warranties shall be true and correct in all material respects as though made at the Closing Date except for changes therein specifically permitted by this Agreement and there shall have been delivered to Buyer a certificate or certificates to such effect, dated the Closing date and signed on behalf of the Company by the President of the Company and by each of the Stockholders.

     8.2 NO CHANGES OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, there shall have been (a) no change or event having a Material Adverse Effect on the Company; (b) no material adverse federal or state legislative or regulatory change affecting the Company's business or its services; and (c) no material damage to the Company's property or assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate or certificates to such effect, dated the Closing Date and signed on behalf of the Company by the President of the Company and by each of the Stockholders.

     8.3 NO RESTRAINT OR LITIGATION. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect.

     8.4 NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in
Schedule 4.3 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect on the Company.

     8.5 NECESSARY CONSENTS. The Company or the Stockholders shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets is affected which are necessary to prevent a Material Adverse Effect on the Company.

     8.6 ASSUMPTION REINSURANCE AGREEMENT. The Assumption Reinsurance Agreement shall have been duly executed and delivered by SDI, be in full force and effect and shall have been approved to the extent necessary by the Wisconsin OCI.

     8.7 SDC PROVIDER AGREEMENT. The SDC Provider Agreement shall have been duly executed and delivered by SDC, be in full force and effect and shall have been approved to the extent necessary by the Wisconsin OCI.

     8.8 TERMINATION OF AGREEMENTS. All agreements between the Company and SDI, including the Management Agreement dated as of July 15, 1995, shall have been terminated without the Company retaining any liability with respect thereto, regardless of the date such liability was incurred.

     8.9 DETERMINATION OF 1996 ANNUALIZED MANAGEMENT FEE REVENUE. Any dispute with respect to the determination of 1996 Annualized Management Fee Revenue pursuant to Section 6.10 shall have been finally resolved.

     8.10 PAYMENT OF GRANBOW SETTLEMENT. All liabilities of the Company for payments to be made to Gregory J. Granbow pursuant to the arbitration award dated December 27, 1993 shall have been discharged and evidence of such discharge shall have been delivered to Buyer in a form reasonably satisfactory to Buyer.

     8.11 DEIKE OPTION. An option agreement between the Company and Don A. Deike setting forth the terms and conditions of the Option in form reasonably satisfactory to Buyer shall have been executed, and a copy thereof shall have been delivered to Buyer.

                                  ARTICLE IX
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF THE COMPANY AND THE STOCKHOLDERS
                      -----------------------------------

     The obligations of the Company and each of the Stockholders under this Agreement shall, at the option of the Company and each of the Stockholders, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     9.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Buyer in the performance of any of their respective covenants and agreements herein; none of the representations and warranties of Buyer contained or referred to herein shall be untrue or incorrect in any material respect and at the Closing Date such representations and warranties shall be true and correct in all material respects as though made at the Closing Date except for changes therein specifically permitted by this Agreement; and there shall have been delivered to the Stockholders a certificate or certificates to such effect, dated the Closing Date and signed on behalf of Buyer by the Chief Executive Officer, President or any Vice President of Buyer.

     9.2 NO RESTRAINT OR LITIGATION. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     9.3 NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

     9.4 DETERMINATION OF 1996 ANNUALIZED MANAGEMENT FEE REVENUE. Any dispute with respect to the determination of 1996 Annualized Management Fee Revenue pursuant to Section 6.10 shall have been finally resolved.

                                   ARTICLE X
                                INDEMNIFICATION
                                ---------------

     10.1 INDEMNIFICATION BY THE STOCKHOLDERS. From and after the Closing Date, each of the Stockholders shall jointly and severally indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

     (a) any breach or failure to perform, or alleged breach or failure to perform, by the Company or any Stockholder of any of their respective agreements, covenants or obligations in this Agreement (other than in Section 4.7, as to which Article XI applies) or in any Company Ancillary Agreement or Stockholder Ancillary Agreement;

     (b) any breach, or alleged breach, of any warranty or the inaccuracy, or alleged inaccuracy, of any representation of the Company or any Stockholder contained or referred to in this Agreement or any certificate delivered by or on behalf of the Company or any Stockholder pursuant hereto (other than in Section 4.7, as to which Article XI applies); or

     (c) any liability resulting from the failure of SDC to satisfy when due any liability assumed by it, or any liability resulting from the contribution of any asset to SDC by the Company, pursuant to the spin-off of SDC by the Company to the Stockholders effective December 31, 1995.

provided, however, that the Stockholders shall not be required to indemnify and hold harmless hereunder with respect to any provision of Article IV (other than Sections 4.1., 4.16 and 4.26, as to which this proviso shall not apply) until the aggregate amount (without duplication) of Losses and Expenses borne by the Buyer Group Members with respect thereto (when added to any amounts which any Buyer Group Member would be entitled to recover under Section 11.1(a) but for the proviso thereto) exceeds $50,000, and the Buyer Group Members shall be entitled to indemnification hereunder with respect to the aggregate amount of Losses and Expenses in excess of such amount; provided, however, that each Stockholder's liability pursuant to this Section 10.1 shall be limited to the aggregate value of such Stockholder's pro rata portion of the Total Conversion Amount (such value to be calculated based on the Closing Price on the Closing Date and treating for computing such pro rata portion the Option as having been exercised).

     The indemnification provided for in this Section 10 1 shall terminate three years after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section 10.1 thereafter), except that the indemnification obligation of the Stockholders shall continue as to:

     (i) the representations and warranties set forth in Sections 4.1 and 4.16 and the covenants of each of the Stockholders set forth in Sections 7.3, 13.2,
  13.6 and 13.13, as to all of which no time limitation shall apply;

     (ii) any Loss or Expense of which any Buyer Group Member has notified each of the Stockholders in accordance with the requirements of Section 10.3 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 10.1, as to which the indemnification obligation of the Stockholders shall continue until the liability of each of the Stockholders shall have been determined pursuant to this Article X, and each Stockholder shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense for which such Stockholder is responsible in accordance with this Article X.

     10.2 NOTICE AND DETERMINATION OF CLAIMS.

     (a) If any Buyer Group Member believes that it has suffered or incurred any Loss or incurred any Expense, whether or not the applicable dollar limitation specified by Section 10.1 has been exceeded, such Buyer Group Member (the "Indemnified Person"), shall so notify the parties obligated to provide indemnification to such Indemnified Person (the "Indemnitor") promptly in writing (the "Claim Notice") describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate delivered pursuant hereto or any Company Ancillary Agreement or Stockholder Ancillary Agreement in respect of which such Loss or Expense shall have occurred; provided, however, that the omission by the Indemnified Person to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the Indemnitor and such Indemnitor is materially damaged as a result of such failure to give notice.

     (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Person shall be entitled under this
Article X shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Person shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

     (c) If there shall be any conflicts between the provisions of this Article X and Section ll(c) (relating to Tax contests), the provisions of Section ll.l(c) shall control with respect to Tax contests.

     (d) Any payment by any Stockholder under this Article X shall be made on an After-Tax Basis such that the amount owing is reduced by any past, current or future Tax benefit recognized by the Indemnified Person as a result of the application of the payments received from the Stockholders.

     10.3 THIRD PERSON CLAIMS. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third Person, the Indemnified Persons shall give such notice thereof to the Indemnitor not later than 20 business days prior to the time any response to the asserted claim is required, if possible, and in any event within 15 days following the date such Indemnified Person has actual knowledge thereof; provided, however, that the omission by such Indemnified Person to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Article X except to the extent that such omission results in a failure of actual notice to the Indemnifying Person and such Indemnifying Person is materially damaged as a result of such failure to give notice. The Indemnified Person shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Person as to which indemnification will be sought by any Indemnified Person from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Person in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Person has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Person shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Person, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Person. Notwithstanding the foregoing, the Indemnified Person shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Person shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

                            ARTICLE XI
                              TAXES
                              -----

     11.1 LIABILITY FOR TAXES.

     (a) Except as shown as a liability or reserve on the Balance Sheet, each of the Stockholders shall be jointly and severally liable for, and indemnify each Buyer Group Member against, all Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

     (b) Buyer shall be liable for, and indemnify the Stockholders against, Taxes imposed on the Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

     (c) For purposes of paragraphs (a) and (b) of this Section 12.1, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

     (d) Stockholders will pay, and will jointly and severally indemnify Buyer and the Company against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

     (e) Within 20 days after the date of this Agreement, Stockholders will deliver or cause to be delivered to Buyer true and complete copies of: (i) all income Tax Returns of the Company requested by Buyer; (ii) any other Tax Returns requested by Buyer, as may be relevant to the Company or the assets or operations thereof; and (iii) any work papers or other supporting data requested by Buyer relating to "income Taxes payable" reflected in the Audited Financial Statements and the Unaudited Financial Statements, relating to Tax Returns made available pursuant to (i) or (ii), or relating to Tax Returns referred to in (i) or (ii) not yet filed.

     11.2 Filing of Tax Returns. Stockholders shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company on or prior to the Closing Date and the Stockholders shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Any Tax Return required to be filed by Buyer pursuant to this Section 11.2 relating in whole or in part to Taxes for which the Stockholders are liable pursuant to Section 11.1 shall be submitted to the Stockholders for the Stockholders' approval not later than 30 days prior to the due date for the filing of such Tax Return. The Stockholders or Buyer shall pay the other party for the Taxes for which the Stockholders or Buyer, respectively, are liable pursuant to Section 11.1 but which are payable with any Tax Return to be filed by the other party pursuant to this Section 11.2 upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by the Stockholders or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for the filing of such Tax Return. All Tax Returns which the Stockholders are required to file or cause to be filed in accordance with this Section 11.2 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions which would have the effect of deferring income to periods for which Buyer is liable or accelerating deductions to periods for which the Stockholders are liable).

     11.3 CONTEST PROVISIONS. Buyer shall notify the Stockholders in writing upon receipt by Buyer, any of its Affiliates, or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which the Stockholders would be required to indemnify Buyer pursuant to this Article XI, provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent such failure materially impairs the Stockholders' ability to contest any such Tax liabilities.

     The Stockholders shall have the sole right to represent the Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense, provided, however, that Buyer and its representatives shall be permitted, at Buyer's expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, neither the Stockholders nor any Affiliate of the Stockholders shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyer, the Company or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards) without the prior written consent of Buyer, which consent may be withheld in the sole discretion of

Buyer unless the Stockholders have indemnified Buyer in a manner acceptable to Buyer against the effects of any such settlement.

     11.4 ASSISTANCE AND COOPERATION. After the Closing Date, the Stockholders and Buyer shall (and cause their respective Affiliates to):

     (a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 11.1(d) (relating to sales, transfer and similar Taxes);

     (b) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 11.2;

     (c) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

     (d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

     (e) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article XI; and

     (f) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     11.5 AFTER-TAX BASIS: ADJUSTMENT TO PURCHASE PRICE. Any payment by the Stockholders under this Article XI shall be made on an After-Tax Basis such that the amount owing is reduced by any past, current or future Tax benefit recognized by the Indemnified Person as a result of application of the payments received from the Stockholders.

     11.6 SURVIVAL OF OBLIGATIONS. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Article XI shall be unconditional and absolute and shall remain in effect without limitation as to time.

     11.7 RELATIONSHIP OF INDEMNITIES. The indemnification obligations of the Stockholders pursuant to this Article XI (except pursuant to Section 11.1(a) (with respect to Taxes relating to any portion of 1996) and Section 11.1(d)) shall be aggregated with any indemnification obligations pursuant to Article X in determining the limitation on liability under Article X, and the indemnification under this Article XI (except under Section 11.1(a)

(with respect to Taxes relating to any portion of 1996) and Section 11.1(d)) shall be limited by operation of the provisos contained in Section 10.1, such that (i) the Stockholders shall not be required to indemnify pursuant to this
Article XI (except pursuant to Section 11.1(a) (with respect to Taxes relating to any portion of 1996) and Section 11.1(d)), as to which the limitations set forth in Section 10.1 shall not apply) until the aggregate amount of such indemnification liabilities, when added to any Losses and Expenses not subject to indemnity pursuant to Section 10.1 due to the application of the first proviso thereof, exceeds $50,000 and (ii) each Stockholder's liability pursuant to this Article XI (except pursuant to Section 11.1(a) (with respect to Taxes relating to any portion of 1996) and Section 11.1(d)) as to which the limitations set forth in Section 10.1 shall not apply) shall be limited, when added to any Losses and Expenses subject to indemnity pursuant to Section 10.1, to the aggregate value of such Stockholder's pro rata portion of the Total Conversion Amount (such value to be calculated based on the Closing Price on the Closing Date and treating for computing such pro rata portion the Option as having been exercised).

                                  ARTICLE XII
                                  TERMINATION
                                  -----------

     12.1 TERMINATION RIGHTS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a)  by the mutual consent of all of the parties hereto;

     (b) by any party if the closing date shall not have occurred on or before September 1, 1996 (or such later date as may be mutually agreed to by all of the parties hereto);

     (c) by Buyer in the event of any material breach by any stockholder or the company of any of their respective agreements, representations or warranties contained herein and the failure of any Stockholder or the Company to cure such breach within seven days after receipt of notice from Buyer requesting that such breach be cured; or

     (d) by the Company in the event of any material breach by Buyer of any of its respective agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from the Company requesting that such breach be cured.

     12.2 NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to each of the other parties to this Agreement.

     12.3 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                 ARTICLE XIII
                              GENERAL PROVISIONS
                              ------------------

     13.1 SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except for Section 4.1. 4.7 and Section 4.16, as to which no time limitation shall apply, and except as otherwise provided in Articles VIII and XI, the representations and warranties contained in Articles IV and V shall terminate on the third anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Articles IV or V or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

     13.2 CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to their counsel, accountants, financial advisors or lenders, and in the case of the Company and the Stockholders, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Transaction; provided, however, that after the Closing Date, Buyer may use or disclose any confidential information included in the assets of the Company as of the Closing Date or otherwise reasonably related to the assets or business of the Company. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     13.3 NO PUBLIC ANNOUNCEMENT. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case such party shall so advise the other parties and all parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and SEC disclosure obligations.

     13.4 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or delivered by facsimile transmission (with a confirmation report thereon) or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as follows:

     If to the Company
     (after the Closing Date)
     or Buyer to:

     First Commonwealth, Inc.
     444 N. Wells Street
     Chicago, IL 60610
     Attention: Christopher C. Multhauf
     Fax: (312) 832-0065
     with a copy to:

     Sidley & Austin
     One First National Plaza
     Chicago, IL 60603
     Attention: John J. Sabl
     Fax: (312) 853-7036

     If to the Company (prior
     to the Closing Date) or
     each of the Stockholders, to:

     Smileage Dental Services, Inc.
     9052 North Deerbrook Trail
     Milwaukee, Wisconsin  53223
     Attention: Don A. Deike
     Fax: (414) 354-3177

     with a copy to:

     Niebler & Muren, S.C.
     450 N. Sunnyslope Road
     Chancelry Park I
     Brookfield, WI 53008
     Attention: Joseph Niebler, Sr.
     Fax: (414) 784-7630

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

     13.5 Successors and Assigns.

     (a) The rights of each party under this Agreement shall not be assignable by such party prior to the Closing Date without the written consent of each of the other parties, except that the rights of Buyer hereunder may be assigned prior to the Closing Date, without the consent of any other party hereto, to any corporation all of the outstanding capital stock of which is owned or controlled by Buyer; provided that (i) the assignee shall assume in writing all of Buyer's obligations hereunder, (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (iii) the obligations of the Company and the Stockholders under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Article V. Following the Closing Date, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

     13.6 Access to Records After Closing Date. For a period of six years after the Closing Date, Buyer, the Company and their respective representatives shall have reasonable access to all of the books and records relating to the Company or its assets or business which any of the Stockholders or their Affiliates may retain after the Closing Date. Such access shall be afforded by the Stockholders and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer or the Company, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this Section
13.6. If any of the Stockholders or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, such Stockholder shall, prior to such disposition, give Buyer and the Company a reasonable opportunity, at Buyer's or the Company's expense, to segregate and remove such books and records as Buyer or the Company may select.

     13.7 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     13.8 Interpretation. Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

    13.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this

Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     13.10 FEES AND EXPENSES. Except as otherwise provided in this Section 13.10, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the "Acquisition Expenses"); provided, however, that, the Acquisition Expenses of the Stockholders and the Company shall be borne entirely by the Stockholders and on the Closing Date the Stockholders shall reimburse the Company for any additional Acquisition Expenses paid by the Company prior to the Closing Date in connection with the foregoing. The Stockholders and the Company shall furnish Buyer with documentation at the Closing demonstrating any reimbursement required by the immediately preceding sentence.

     13.11 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     13.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

     13.13 FURTHER ASSURANCES. With respect to any license, certificate, approval, authorization, agreement, contract, lease, easement and other commitment included in the Company's assets which requires the consent of any third Person to the Transaction, if any such consent has not been obtained prior to the Closing Date, thereafter each of the Stockholders shall cooperate with the Company and Buyer at their request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable best efforts to secure to the Corporation and Buyer the benefits thereof in some other manner; provided, however, that nothing herein shall relieve any of the Stockholders of its obligations under Section 6.6.

     13.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Wisconsin.

     13.15 SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the non-exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin and the jurisdiction of any circuit court of the State of Wisconsin located in Milwaukee County, and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                              FIRST COMMONWEALTH, INC.
(Corporate Seal)

                              By:  /s/ Christopher C. Multhauf
                                   ------------------------------
                                    Christopher C. Multhauf
                                    Chairman and Chief Executive
ATTEST:                             Officer


/s/ David W. Mulligan
- ----------------------------
David W. Mulligan
Secretary
                              SMILEAGE DENTAL SERVICES, INC.
(Corporate Seal)

                              By:  /s/ Don A. Dieke
                                   ------------------------------
                                   Don A. Dieke
                                   President
ATTEST:


/s/ James H. Bryant
- ----------------------------
James H. Bryant
Secretary

                              /s/ Jesley C. Ruff
                              -----------------------------------
                              Jesley C. Ruff

                              /s/ Robert Chonjacki
                              -----------------------------------
                              Robert Chojnacki

                              /s/ David H. Erickson
                              -----------------------------------
                              David H. Erickson

                              /s/ Stephen F. Froehlich
                              -----------------------------------
                              Stephen F. Froehlich

                              /s/ Gerald D. Patterson
                              -----------------------------------
                              Gerald D. Patterson

                              /s/ Don A. Dieke
                              -----------------------------------
                              Don A. Deike

                              /s/ John Sebanc
                              -----------------------------------
                              John Sebanc

                              ANN SEBANC TRUST

                              By:  /s/ Ann Sebanc
                                   ------------------------------
                                   Ann Sebanc, Trustee